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                          AMENDMENT TO DISTRIBUTION AGREEMENT


     AMENDMENT TO DISTRIBUTION AGREEMENT, dated as of December 15, 1997 (the "Amendment"), by and between Skyline Funds (the "Fund") and Funds Distributor, Inc. ("FDI").

     WHEREAS, the Fund intends to create a new Series to be called Skyline Small Cap Contrarian; and

     WHEREAS, FDI and the Fund have entered into a Distribution Agreement (the "Distribution Agreement") dated as of August 31, 1995 and both parties wish to amend such Distribution Agreement.

     NOW, THEREFORE for good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

     1. Defined terms used in this Amendment have the same meaning as assigned to them in the Distribution Agreement.

     2. Exhibit A to the Distribution Agreement is hereby amended to include Skyline Small Cap Contrarian; and

     3. Paragraph 3 of the Distribution Agreement is hereby amended and restated in its entirety to read as follows:

          This Agreement shall become effective with respect to the Fund as of the date hereof and will continue for an initial one-year term and will continue thereafter so long as such continuance is specifically approved at least annually (i) by the Fund's Board (ii) by a vote of a majority (as defined in the Investment Company Act of 1940) of the Shares of the Fund or the relevant Series, as the case may be, provided that in either event its continuance also is approved by a majority of the Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. If a Series is not in existence as of the date hereof, this Agreement shall take effect with respect to that Series on the date you become the distributor of the Shares of such Series; Exhibit A to this Agreement shall be deemed amended to include such Series from and after such date. This agreement is terminable with respect to the Fund, without penalty, on not less than sixty days' notice, by the Fund's Board of Trustees, by vote of a majority (as defined in the Investment Company Act of 1940) of the outstanding voting securities of such Fund, or by you.

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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                             Funds Distributor, Inc.


                                             By:/s/ Marie Connolly
                                                ----------------------------
                                             Name:  Marie Connolly
                                             Title: President & CEO


                                             Skyline Funds

                                             By:/s/ Scott C. Blim
                                                ----------------------------
                                             Name:  Scott C. Blim
                                             Title: Treasurer & Secretary